EXHIBIT 4.1

Serial No:	__________________

Employment Contract

Party A:	Aluminum Corporation of China Limited

Party B:

Date of Contract:

Prepared by Aluminum Corporation of China Limited
November 2007

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Instructions

1.	This form of employment contract is for the use of employees at the headquarters of the Aluminum Corporation of China Limited in entering into employment contacts.

2.	Employee should read the terms of the employment contract carefully and fully understand the meaning of its terms before entering into the contract.

3.	Where mutual agreement of both parties are required, blanks in this contract shall be filed in upon reaching consensus.

4.

This employment contract shall be executed by legal representative or authorized deputy of Party A in signature or seal with Party A's official seal, and at the same time signed by Party B. No other person shall sign on their behalf.

5.	The employment contract shall be filled in clearly and accurately by pen or carbon pen and shall not be altered.

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Party A:	Aluminum Corporation of China Limited

Legal Representative:	Xiong Weiping

Company Address:	No. 62 North Xizhimen Street, Beijing

Party B:	Gender:

ID No.:

Residential Address:

Postal Code:	Telephone No.:

Registered Residence:	Province (City)	District (County)	Street (Township)

According to the Labor Law of the People's Republic of China, the Employment Contract Law of the People's Republic of China and relevant laws and regulations, both Party A and Party B enter into this employment contract (the "Contract") voluntarily in line with the principles of lawfulness, fairness, equality, free will, negotiated consensus and good faith by both parties upon thoughtful consultation and communication, reflecting the true intents of both parties. Both parties shall collaboratively abide by the terms and conditions prescribed in this Contract.

1. The Term of the Employment Contract

Article 1 This Contract is an open-term contract a fixed-term contract a contract to be expired upon completion of certain work.

Article 2 The Contract shall have a term of __________ year(s), commencing from __________ to _______, of which a _________ month(s) probation period till ________, a _____ month(s) training period till _______ and a ________ month(s) adaptation period till _________.

2. Job Description and Location of Work

Article 3 Party B agrees to the arrangement made by Party A to work in _______ Department (Office).

Article 4 Party B shall duly perform his/ her duties in accordance with the responsibilities of his/her position and employee working standards and complete the work assigned by Party A under the required time frame, quality standard and quantity.

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Article 5 Subject to requirements of Party A's business operations and the evaluation result of Party B's work ability and performance, Party B's position, duties or location of work may be adjusted upon negotitation.

3. Working Hours, Rests and Leaves

Article 6 Party B is arranged by Party A to work under a ______ working hour system.

(1)	a standard working hour system of 8 hours a day, 40 hours a week.

(2)	a flexible working hour system.

Article 7 If Party A arranges Party B to work overtime as required by its business operations, Party A shall arrange compensatory leave for the extended hours for Party B or pay overtime wages to Party B according to the Labor Law of the People's Republic of China and relevant laws and regulations. Employees working under the flexible working hour system are excluded.

Article 8 Party B shall be entitled to have rest and take leaves in accordance with the "Leave Management Measures for Employees at the Headquarters of Aluminum Corporation of China Limited."

4. Remuneration

Article 9 Party A determines the basic wage of Party B in accordance with the "Remuneration Management System of the Headquarters of Aluminum Corporation of China Limited" and Party B's position. The wage of Party B in the probation period, training period and adaption period shall be 80% of the basic wage.

Article 10 Party B's performance-related pay shall be determined by Party A based on the result of Party B's performance evaluation in accordance with the "Remuneration Management System of the Headquarters of Aluminum Corporation of China Limited."

Article 11 Party A shall pay the wage to Party B in cash on 20th of each month. If such day falls on a public holiday, Party A shall pay the wage on the working day prior to the public holiday.

Article 12 The wages paid by Party A to Party B shall not be less than the minimum wage standard imposed in Beijing.

5. Social Insurance and Welfare Benefits

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Article 13 Both Party A and Party B shall contribute to social insurance funds in accordance with applicable regulations of the State and Beijing Municipality. Party A shall handle the relevant social insurance procedures for Party B in accordance with applicable laws and regulations.

Article 14 Party A shall establish housing provident funds system for its employees and both parties shall contribute proportionally in accordance with applicable regulations of Beijing Municipality. Party A shall handle relevant procedures for Party B.

Article 15 Party B shall be entitled to other welfare benefits provided by Party A in accordance with applicable regulations.

6. Labor Protection, Working Condition and Protection against Occupational Hazards

Article 16 Both parties shall strictly comply with the national laws, regulations, rules, procedures and standards concerning occupational safety and health. Party A shall provide necessary labor protection and working conditions.

Article 17 In the course of work, Party B shall strictly comply with safety operation rules and procedures. Under the circumstances that Party A issues illegal commands and compels Party B to work in danger, Party B has the right to refuse to perform such commands.

Article 18 In order to prevent accidents and to reduce occupational hazards, Party A is responsible for providing education and training in respect of professional ethics, working skills, occupational safety and health and internal rules and regulations of Party A.

7. Laws, Regulations and Rules

Article 19 Both Party A and Party B shall strictly comply with the national laws and regulations.

Article 20 Party A has the right to establish new rules and amend existing rules in accordance with the applicable laws and regulations as necessary for its management. Party A shall make the changes of these rules public to Party B.

Article 21 Party B shall keep business secrets and confidential information relating to intellectual property rights known or held by Party A and confidential information stipulated in Party A's internal confidentiality system in strict confidence.

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Article 22 Party B guarantees to duly and timely study and ensures strict compliance with rules and labor discipline publicly issued by Party A in any form, protect public property, observe professional ethics and actively attend relevant trainings to improve himself/herself.

Article 23 If Party B violates the rules of Party A, Party A is entitled to impose appropriate punishment in accordance with its rules until the rescission of the Contract.

8. Amendment and Rescission of the Employment Contract

Article 24 During the contract term, Party A and Party B may amend the provisions of this Contract upon mutual agreement. Any amendment to this Contract shall be made in writing.

Article 25 Either party proposing any amendment to this Contract shall submit its request to amend the provisions of this Contract in writing to the other party, which shall reply within 15 days. Otherwise it will be deemed to have agreed to such amendment.

Article 26 Party A and Party B may rescind this Contract upon mutual agreement.

Article 27 Party B may rescind this Contract upon a 30-day prior written notice to Party A, or a three-day prior notice during the probation period.

Article 28 Party B may rescind this Contract if Party A:

(1)	fails to provide the labor protection or working conditions according to this Contract;

(2)	fails to pay work remuneration in full and on time;

(3)	fails to pay social insurance premiums for Party B in accordance with applicable laws and regulations;

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(4)	conducts deceptive or coercive conducts or takes advantages of Party B's difficulties that cause Party B to enter into or amend this Contract, which is contrary to Party B's true intent;

(5)	gives rise to other circumstances that trigger such rescission under laws or administrative regulations.

Article 29 Party A may rescind this Contract if Party B:

(1)	fails to satisfy the job requirements during the probation period;

(2)	materially breaches Party A's rules;

(3)	is seriously negligent or engages in malpractice, causing substantial damages to Party A;

(4)	conducts deceptive conducts that cause Party A to enter into or amend this Contract, which is contrary to Party A's true intent;

(5)	is held criminally liable under the laws.

Article 30 Party A may rescind this Contract by giving Party B a 30-day prior written notice or paying Party B an extra one-month wage in lieu of notice under any of the following circumstances:

(1)	if Party B is unable to resume employment or any other roles arranged by Party A due to illness or non-work related injury upon expiry of the treatment period prescribed by the laws;

(2)	if Party B is incompetent and remains incompetent after training or adjustment of his/her position;

(3)

if there is a major change in the objective circumstances relied upon at the time of execution of the Contract that renders it infeasible to perform and, after negotiation, both parties are unable to reach mutual agreement on amending the terms and conditions of this Contract.

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9. Termination and Renewal of the Employment Contract

Article 31 This Contract shall be terminated under any of the following circumstances:

(1)	its term expires;

(2)	Party B commences withdrawing his/her basic endowment insurance pension in accordance with the laws;

(3)	Party B dies or is declared dead or missing by the People's Court;

(4)	Party A is lawfully declared bankrupt;

(5)	Party A's business license has been revoked, is ordered to close or closed down or Party A decides on early dismissal;

(6)	other circumstances specified in the relevant laws and administrative regulations arise.

Article 32 Both parties shall renew this Contract and timely complete renewal procedures under any of the following circumstances:

(1)	Upon expiration of this Contract, both parties agree to renew this Contract after negotiation;

(2)	Upon expiration of this Contract, while the labor relationship still exists without completing termination or renewal procedures, Party B requests the renewal of this Contract;

(3)

Party B has been confirmed as having lost or partially lost his capacity to work due to an occupational disease contracted or a work-related injury sustained with Party A pursuant to relevant regulations of the State or the Beijing Municipality and requests the renewal of this Contract.

10. Economic Compensation and Indemnity

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Article 33 The economic compensation payable by Party A to Party B shall be calculated and distributed in accordance with national laws, regulations and the "Administrative Measures for Employment Contracts of the Headquarters of Aluminum Corporation of China Limited (Trial Implementation)." Where causing damages to Party B, Party A shall assume the liability for compensation in accordance with national laws and regulations.

Article 34 If Party B breaches the agreement on service training period, Party B shall pay damages to Party A according to relevant regulations and as agreed between both parties.

Article 35 If Party B breaches the non-competition agreement, Party B shall pay damages to Party A according to relevant regulations and as agreed between both parties. If Party B's breach of confidentiality obligations or non-competition agreement causes economic losses to Party A, Party B shall compensate Party A for such losses.

Article 36 If Party B breaches any term of this Contract leading to termination, causing economic losses to Party A, Party B shall compensate Party A for such losses.

11. Other Matters Agreed between the Parties

Article 37 Party A and Party B mutually agree to add the following provisions to this Contract:

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12. Settlement of Labor Disputes

Article 38 In the case of any disputes arising from the performance of this Contract, both parties may apply to Party A's labor dispute mediation committee for mediation. If the disputes could not be resolved by such mediation, the parties shall, within 60 days of the occurrence of the disputes, apply for arbitration to the Beijing Labor Dispute Arbitration Commission. Both parties may choose to proceed to arbitration without going through mediation first. Either Party who is dissatisfied with the arbitration award may, within 15 days upon receipt of the award, file an action in the people's court.

13. Miscellaneous

Article 39 Any matter not covered herein shall be governed by relevant regulations and rules of the State, Beijing Municipality and Party A.

Article 40 Both parties confirm that they have carefully read the contents herein and fully understand the legal implication of the terms of the Contract.

Article 41 This Contract is executed in two duplicate, with each party holding one copy. Both copies shall come into force upon signature and seal of both parties.

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Party A: Aluminum Corporation of China Limited	Party B:
(Official Seal)	(Signature)

Legal representative or authorized deputy
(Signature or Seal)
Date:

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Employment Contract Renewal

Party A and Party B mutually agree, after negotiation, to renew this Contract on a voluntary and equal basis. The renewed employment contract is an open time contract a fixed-term contract a contract to be expired upon completion of certain work. This renewal shall commence from ___________ and expire on ___________, with a term of ___________.

Amendments:

Party A: Aluminum Corporation of China Limited	Party B:
(Official Seal)	(Signature)

Legal representative or authorized deputy
(Signature or Seal)
Date:

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Employment Contract Renewal

Party A and Party B mutually agree, after negotiation, to renew the former employment contract on a voluntary and equal basis. The renewed employment contract is an open time contract a fixed-term contract a contract to be expired upon completion of certain work. This renewal shall commence from ___________ expire on ___________, with a term of ___________.

Amendments:

Party A: Aluminum Corporation of China Limited	Party B:
(Official Seal)	(Signature)

Legal representative or authorized deputy
(Signature or Seal)
Date:

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Employment Contract Amendments

Upon negotiations on a voluntary and equal basis, Party A and Party B mutually agree to make the following amendments to the Contract:

Party A: Aluminum Corporation of China Limited                                               Party B:
(Official Seal)                                                                                                          (Signature)

Legal representative or authorized deputy
(Signature or Seal)
                                                                                                                                Date:

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